Exhibit (b)(i)
August 29, 2005
EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032
Attention: Elijio Serrano, Chief Financial Officer
$250,000,000 Senior Secured Credit Facility
Ladies and Gentlemen:
Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a $250,000,000 senior secured credit facility (the “Senior Credit Facility”) to EGL, Inc. (the “Borrower”), and Bank of America is pleased to offer its commitment to lend up to $250,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”). Banc of America Securities LLC (“BAS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as sole and exclusive lead arranger and sole and exclusive book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.
Bank of America will act as sole and exclusive Administrative Agent for the Senior Credit Facility and BAS will act as sole and exclusive Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through October 31, 2005, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Senior Credit Facility or any other senior financing similar to or as a replacement of the Senior Credit Facility, other than the bridge credit facility in the principal amount of $150,000,000 with Banc of America Mezzanine Capital, LLC or up to $150,000,000 of alternative debt financing (collectively, the “Other Senior Debt Financing”), unless this Commitment Letter is terminated or expires.
The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank of America and BAS: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Borrower and its subsidiaries in scope and with results reasonably satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Senior Credit

Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries, other than the Other Senior Debt Financing; (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and BAS; (e) the absence of any material adverse conditions in the loan syndication market or in the financial, banking or capital markets generally that, in the reasonable judgment of Bank of America and BAS, would impair the syndication of the Senior Credit Facility; and (f) no change, occurrence or development that shall have occurred or become known to Bank of America or BAS since December 31, 2004 not previously disclosed to Bank of America or BAS or in the Borrower’s public filings with the SEC on or prior to the date of this Commitment Letter that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole.
BAS intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree to actively assist BAS in achieving a syndication of the Senior Credit Facility that is mutually satisfactory to BAS and you. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) your using commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships; and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your senior management and advisors available on a reasonable basis to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.
It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of Bank of America and BAS.
You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives

(the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the preparer to be reasonable at the time made. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.
You hereby acknowledge that BAS and/or Bank of America will make available Information and Projections to the proposed syndicate of Lenders by posting the Information and Projections on IntraLinks or another similar electronic system.
By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses for which reasonably satisfactory documentation is provided to you (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Winstead Sechrest & Minick P.C., as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel retained by the Lead Arranger or the Administrative Agent, (b) reasonable due diligence expenses, and (c) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), and that Bank of America shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Promptly upon receipt by an Indemnified Party of notice of any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder, each Indemnified Party shall promptly notify you in writing of the same; provided, however, that any delay or failure to give such notice shall not prejudice the rights of the Indemnified Party to be indemnified hereunder except to the extent that you are actually and materially prejudiced by such delay or failure.
This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.
You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates confidential and treat it with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.
In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) the Senior Credit Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to such transaction, Bank of America and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither Bank of America nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or BAS has advised or is currently advising you or your affiliates on other matters) and neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America and BAS have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty.
The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of Texas. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of either party may be terminated by the other party if either of us fails to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis; provided, however, in any event, you agree to pay the reasonable attorneys’ fees and expenses of counsel to Bank of America and BAS through the date of such termination.
This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This offer will expire at 5:00 p.m. Dallas time on September 2, 2005 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earlier of (a) October 31, 2005 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date, and (b) receipt by Bank of America and BAS of written notice from you that you will not proceed with such stock repurchase and will not require the financing contemplated hereby.
THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Michael F. Murray
	Name:	Michael F. Murray
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Mark Halmrast
	Name:	Mark Halmrast
	Title:	Principal

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:
EGL, INC.

By:	/s/ Elijio V. Serrano
	Name:	Elijio V. Serrano
	Title:	Chief Financial Officer

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